EXHIBIT 23.1
                                                       ------------




    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan of our reports dated February 27, 2007, with respect to the consolidated financial statements and schedule of Newell Rubbermaid Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Newell Rubbermaid Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Newell Rubbermaid Inc. filed with the Securities and Exchange Commission.




/s/ Ernst & Young LLP



Baltimore, Maryland
February 7, 2008